Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-78220 and 33-78222 of NSD Bancorp, Inc. on Form S-8 of our report dated January 31, 2003 on the consolidated balance sheet of NSD Bancorp, Inc. as of December 31, 2002 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the two years in the period then ended, incorporated by reference in this Annual Report on Form 10-K of NSD Bancorp, Inc. for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE, LLP

/DELOITTE & TOUCHE, LLP/
Pittsburgh, Pennsylvania
March 29, 2004